AMENDMENT NUMBER ONE

TO THE

PAUL MUELLER COMPANY
NONCONTRACT EMPLOYEES RETIREMENT PLAN
(As Restated Effective January 1, 2000)

Section 16.01 of the Paul Mueller Company Noncontract Employees Retirement Plan (the "Plan") provides that the Board of Directors of the Company may amend the Plan at any time and for any reason.  In accordance with the provisions of that Section, the Plan is hereby amended as follows:

1.	The first paragraph of Section 1.12 is revised to read as follows:

"Compensation" shall mean a Participant's regular, monthly rate of pay from his or her Employer as of the first day of each month, including any amount excludable from the Participant's taxable income under Code Sections 125, 132(f)(4), or 401(k), but excluding any overtime pay, bonuses, commissions, severance pay, and all other forms of special remuneration.  In the case of a Participant whose regular rate of pay is expressed on a weekly basis, the Committee shall determine a monthly rate of pay be multiplying such weekly rate by 52/12. In the case of a Participant whose regular rate of pay is expressed on an hourly basis, the Committee shall determine a monthly rate of pay by multiplying such hourly rate by 40, and then multiplying the result by 52/12.  Each Participant's Compensation shall be subject, however, to the following limitations:

2.	Section 1.22 is revised to read as follows:

"Employee" shall mean any person who is determined in good faith by an Employer to be a common-law employee of that Employer, including officers, but not including directors unless they are also officers or other employees of the Employer.  In no event shall the term Employee include a person who is a leased employee, or an individual who is determined in good faith by the Company to be an independent contractor.  A "leased employee" means any person (other than an employee of the Employer) who, pursuant to an agreement between the Employer and any other person, has performed services for the Employer (or for the Employer and related persons, as determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, with such services performed under the primary direction or control of the Employer.  If, for any period of time, an individual has been determined in good faith by an Employer not to be a common-law employee, and a court or government agency subsequently makes a determination that the individual was in fact a common-law employee during that period of time, then (i) such determination shall not entitle the individual to any retroactive rights under the Plan, and (ii) the individual's prospective rights under the Plan shall be determined solely in accordance with the terms of the Plan.

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3.	The following new Section 1.25A is inserted immediately after the existing Section 1.25:
1.25A

"Highly Compensated Employee" shall mean any Employee who: (1) was a 5 percent owner of an Employer at any time during the current or preceding Plan Year, or (2) for the preceding Plan Year, had Compensation from an Employer in excess of $80,000. The $80,000 amount will be adjusted for inflation at the same time and in the same manner as under Code Section 415(d), except that the base period will be the calendar quarter ending September 30, 1996.  All Employees who are not Highly Compensated Employees shall be "Nonhighly Compensated Employees."

4.	Section 8.08 is revised to read as follows:

Section 415 Limitations. The benefits provided under this Plan, together with the benefits provided under any other defined benefit plan maintained by an Employer or Affiliated Employer that is required to be aggregated with this Plan for purposes of Code Section 415, shall not exceed the limitations prescribed in Section 415(b) of the Code (which shall be deemed to include, for purposes of this Section 8.08, any other statute that relates to the Section 415 limitations).  The provisions of Code Section 415 are hereby incorporated by reference.  For purposes of Code Section 415, the "limitation year" shall be the Plan Year of this Plan and a Participant's "compensation" shall include:

(a) any elective deferral (as defined in Code Section 402(g)(3)); and
(b)

any amount which is contributed or deferred by an Employer at the election of the Participant and which is not includible in the gross income of the Participant by reason of Code Section 125, 132(f)(4), or 457.

5.	Paragraph 8.15(a) is revised to read as follows:

Eligible Rollover Distribution. An "eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any hardship distribution (provided, however, that prior to January 1, 2002, this exclusion shall apply only if the distribution is described in Section 401(k)(2)(B)(i)(IV) of the Code); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

The changes made by Paragraph 1 of this Amendment shall be effective as of January 1, 2000. The changes made by Paragraphs 2 and 3 of this Amendment shall be effective as of January 1, 1997. Other than the reference to Code Section 132(f)(4), which is effective for limitation years beginning after December 31, 2000, the changes made by Paragraph 4 of this Amendment shall be effective for limitation years beginning after December 31, 1997.  Except as otherwise specified in the amended Plan provision, the changes made by Paragraph 5 of this Amendment shall be effective for distributions made after December 31, 1998.

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IN WITNESS WHEREOF, Paul Mueller Company has caused this Amendment to be duly executed on its behalf this 30th day of January 2003.

PAUL MUELLER COMPANY
By: /S/ DANIEL C. MANNA
Title: PRESIDENT
ATTEST:
By: /S/ DONALD E. GOLIK
Title: SECRETARY

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